Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Virtu Financial, Inc. and Subsidiaries (the “Company”) dated March 13, 2018, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

New York, NY

March 1, 2019